FREDERICK C. SUMMERS, III

A Professional Corporation

Attorney at Law

8235 DOUGLAS AVENUE, SUITE 1111

DALLAS, TEXAS 75225

May 1, 2012

Dominion Funds, Inc.

4 N. Madison Street

Middleburg, VA  20118

Gentlemen and Ladies:

We have acted as special Texas counsel for Dominion Funds, Inc., a Texas corporation (the “Company”) in connection with this opinion.

This opinion relates to the proposed issuance of the Company’s shares of Common Stock, $.001 par value, Foxhall Gold and Precious Metals Fund series (the “Shares”), pursuant to the Post-Effective Amendment No. 33 under the Securities Act of 1933 and Post-Effective Amendment No. 34 under the Investment Company Act of 1940 to the Company’s Registration Statement on Form N-1A (File Nos. 33-49808 and 811-6727) filed with the U.S. Securities and Exchange Commission (the “Registration Statement”).

We have examined: (a) the Company’s the Articles of Incorporation and Bylaws; and (b) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based upon the foregoing, we are of the opinion that the Shares, when issued for the consideration described in such Registration Statement amendment, shall be validly issued, fully paid, and non-assessable by the Company.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement amendment.  In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Sincerely,

Frederick C. Summers, III, A Professional Corporation

By: /s/ Frederick C. Summers